Exhibit 4(xix)

CONTRACT SCHEDULE

OWNER: [John Doe]	SEX:	[M] AGE AT ISSUE: [50]

JOINT OWNER: [Jane Doe]	SEX:	[F] AGE AT ISSUE: [50]

ANNUITANT: [John Doe]	SEX:	[M] AGE AT ISSUE: [50]

CONTRACT NUMBER: [12345678]	ISSUE DATE: [February 15, 2001]

PLAN TYPE: [Qualified, IRA, Non-Qualified, SIMPLE IRA,	MATURITY DATE: [February 15, 2046]
SEP, ROTH IRA]

PRODUCT CLASS: [Series C, L, VA, or XC]

PURCHASE PAYMENT: [$100,000.00]

[MAXIMUM DISABILITY WAIVER ATTAINED AGE: 65

MAXIMUM TERMINAL ILLNESS RIDER ISSUE AGE: 80

MAXIMUM NURSING HOME OR HOME HOSPITAL CONFINMENT RIDER ISSUE AGE: 80]

PURCHASE PAYMENTS:	[We reserve the right to reject any Purchase Payment.]

Minimum Subsequent Purchase Payment:

[$500.00] [for both Non-Qualified and Qualified, unless you have elected an automatic sweep program.] [However, for IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to avoid cancellation of the Contract, we will accept a Purchase Payment of at least $50 once in every 24 month period. We will also accept subsequent Purchase Payments as required under applicable law and federal tax law.]

Maximum Total Purchase Payments:	[$1,000,000.00], without our prior approval.

[Purchase Payment Credits:	[4%] of each purchase payment for cumulative purchase payments of less than $1,000,000. [5%] of each purchase payment received when cumulative purchase payments are $1,000,000 or more.]

MINIMUM ACCOUNT VALUE:	[$2,000.00]

BENEFICIARY:	[As designated by you as of the Issue Date unless changed in accordance with the Contract provisions.]

PRODUCT CHARGES: [Separate Account:

We assess certain daily charges equal on an annual basis to the percentages set out below of the average daily net asset value of each Subaccount of the Separate Account:

Mortality and Expense Charge: [1.25%]

Administration Charge: [0.25%]

[Death Benefit Rider Charge: [0.30%]]

[Additional Death Benefit Rider Charge: 0.25%]]

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ACCOUNT FEE:	The Account Fee is [$30.00] each Contract Year. During the Accumulation Period, on the Contract Anniversary the full Account Fee is deducted from each applicable Subaccount in the ratio that the Account Value in the Subaccount bears to the total Account Value in the Separate Account. On the Annuity Calculation Date, a pro-rata portion of the Account Fee will be deducted from the Account Value as described above. However, if your Account Value on the last day of the Contract Year or on the Annuity Calculation Date is at least [$50,000], then no Account Fee is deducted. If during the Accumulation Period, a total withdrawal is made, the full Account Fee will be deducted at the time of the total withdrawal. During the Annuity Period the Account Fee will be deducted regardless of the size of your Contract and it will be deducted pro-rata from each Annuity Payment.

[GMIB RIDER SPECIFICATIONS:

GMIB Rider Effective Date:	[February 15, 2004]

GMIB Rider Charge:	[0.50%]

GMIB Income Date:	[February 15, 2014]

GMIB Rider Termination Date:	[Contract Anniversary on or following the Owner’s (or oldest Joint Owner’s) 85th birthday]

Last Step-Up Date:	[Owner’s (or oldest Joint Owner’s) 81st birthday]

Annual Increase Accumulation Rate:	[5%]

Annuity Options:

(a)      [Life Annuity with 10 Years of Annuity Payments Guaranteed.

If you choose to start the Annuity Option after age 79, the year of the Guarantee Period component of the Annuity Option is reduced to: 9 years at age 80; 8 years at age 81; 7 years at age 82; 6 years at age 83; 5 years at ages 84 and 85.

(b) Joint and Last Survivor Annuity with 10 Years of Annuity Payments Guaranteed.]

Dollar-for-Dollar Withdrawal Percentage:	[5.00%]

Basis of GMIB Annuity Table:	[The GMIB Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at 2.50%.]]

[GUARANTEED WITHDRAWAL BENEFIT RIDER (GWB) SPECIFICATIONS:

GWB Effective Date:	[February 15, 2004]

Initial Benefit Base:	[$100,000.00 plus any applicable Purchase Payment Credit]

GWB Fee Rate:	[1.00%]

GWB Bonus Amount:	[25%]

GWB Withdrawal Rate:	[7%]

GWB Maximum Benefit Base:	[$1,000,000.00]

GWB Automatic Reset Date:	[5th Contract Anniversary subject to Maximum Reset age]

GWB First Optional Reset Date:	[10th or subsequent Contract Anniversary provided that written notice has been received by the Company during the 30-day period preceding such anniversary, subject to a Maximum Reset Age]

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GWB Optional Reset Waiting Period:	[5 years]

Maximum Reset Age:	[85]

Maximum Optional Reset Fee Rate:	[1.00%]

GWB Optional Reset Window Period:	[30-day period ending on the day prior to the eligible Contract Anniversary]

GWB Cancellation Window Period:	[30-day period on the day prior to the 7th Contract Anniversary]

Subaccounts Not Available with GWB	[PIMCO Total Return Division
Rider	Scudder Global Equity Division Janus Aggressive Growth Division]]

SEPARATE ACCOUNT: [MetLife Investors USA Variable Annuity Account One]

ALLOCATION REQUIREMENTS:

1.	[Currently, you can select from any of the Subaccounts or the Fixed Account (if a Fixed Annuity Rider has been issued). However, we reserve the right to limit this in the future.

2.	Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.

3.	We reserve the right to restrict allocations to the Fixed Account if any of the following conditions exist: (a) the credited interest rate for the amount to be allocated is equal to the Minimum Guaranteed Interest Rate for the Fixed Account; (b) the Account Value in the Fixed Account equals or exceeds [$500,000]; or (c) a transfer was made out of the Fixed Account within the previous 180 days.]

TRANSFER REQUIREMENTS:

[Number Permitted: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules and the issuance of a Fixed Annuity Rider, during the Accumulation Period you may make transfers into the Fixed Account from the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above. There are further limitations on transfers from the Fixed Account to the Separate Account as set forth below.

During the Annuity Period, you cannot make transfers from the General Account to the Subaccounts.

Transfer Fee: In the event that [12] transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount or Fixed Account from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

Minimum and Maximum Amount to be Transferred: The minimum amount that may be transferred from a Subaccount is [$500], or your entire interest in the Subaccount, if less (excluding transfers resulting from our Pre-scheduled Transfer programs.

The minimum amount that may be transferred from the Fixed Account during the Accumulation Period is [$500], or your entire interest in the Fixed Account. Transfers out of the Fixed Account during the Accumulation Period shall be limited to the greater of (a) 25% of the Fixed Account Value at the beginning of the Contract Year, or (b) the amount transferred out of the Fixed Account in the prior Contract Year.]

WITHDRAWALS:

Withdrawal Charge: [A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

1.	Earnings in the Contract (Earnings are equal to your Account Value less Purchase Payments not withdrawn); and then

2.	The Free Withdrawal Amount described below, if any; then

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3.	Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

Withdrawal Charges are determined in accordance with the following schedule:

WITHDRAWAL CHARGES

Number of Complete Years from Receipt of Purchase Payment	% Charge
[0	8
1	8
2	8
3	7
4	6
5	5
6	4
7	3
8	2
9 and thereafter	0]]

[Free Withdrawal Amount: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to 10% of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.]

Minimum Partial Withdrawal: [$500], or your entire interest in the Fixed Account or Subaccount]]

Minimum Withdrawal Value Which must Remain in the Contract after a Partial Withdrawal: [$2,000]

ANNUITY REQUIREMENTS:

1.	[The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be the later of the first day of the calendar month following the Annuitant’s 90th birthday or ten (10) years from the Issue Date.

2.	For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.

3.	For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at [3%].]

FIXED ACCOUNT:

Initial Guarantee Period: [Through the end of the current calendar year]

Renewal Guarantee Period: [A calendar year]

Initial Current Interest Rate: [4.60%]

Minimum Guaranteed Interest Rate: [1.50%] annually

Initial EDCA Period: 12 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA Period: [4.00%]

Initial EDCA Period: 6 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA Period: [8.00%]

Initial EDCA Period: 3 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA Period: [9.00%]]

ANNUITY SERVICE OFFICE:

MetLife Investors USA Insurance Company

[P.O. Box 10366

Des Moines, Iowa 50306-0366

(800) 343-8496]

ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Fixed Account Rider for Variable Annuity

Enhanced Dollar Cost Averaging Rider

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Three Month Market Entry Rider

Death Benefit Rider (Principal Protection)

Death Benefit Rider (Annual Step-up)

Death Benefit Rider (Compounded Plus)

Guaranteed Minimum Income Benefit Rider – Living Benefit

Guaranteed Withdrawal Benefit Rider

Additional Death Benefit Rider – Earnings Preservation Benefit

Purchase Payment Credit Rider

Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider

Waiver of Withdrawal Charge for Terminal Illness Rider

Waiver of Withdrawal Charge for Disability Rider

Individual Retirement Annuity Endorsement

Roth Individual Retirement Annuity Endorsement

SIMPLE Individual Retirement Annuity Endorsement

401 Plan Endorsement

Tax Sheltered Annuity Endorsement

Unisex Annuity Rates Endorsement]

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